Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800
Press Release

MICREL REPORTS 2010 FOURTH QUARTER AND FULL YEAR-END FINANCIAL RESULTS

•	Fourth quarter revenues of $75.6 million; GAAP EPS of $0.22 per diluted share
•	Full year revenues of $297.4 million, compared to $218.9 million in 2009, or 36 percent growth compared to 2009
•	Full year GAAP EPS of $0.81 per diluted share, compared to $0.26 per diluted share in 2009, or 212 percent growth compared to 2009
•	Fourth quarter gross margin of 55.8 percent
•	Full year gross margin of 57 percent
•	Year-end cash and short term investment balance of $109.2 million; Fourth quarter cash flows from operating activities of $14.3 million
•	Re-purchased 0.3 million shares for $2.9 million during the fourth quarter and 1.6 million shares for $16.1 million during the full year
•	Aggregate dividends to shareholders in 2010 of $8.6 million for an average yield of 1.3 percent

San Jose, CA, Jan. 27, 2011 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth quarter revenues of $75.6 million were within the Company’s expected range and decreased by $5.0 million, or 6.2 percent, from $80.6 million in the third quarter of 2010.  The sequential decrease in revenues was primarily due to lower demand in the computer and communications end markets.  Compared to the same period last year, revenues were higher by $14.4 million, or 23.5 percent, due to higher overall demand from customers in most geographies and end markets.  This is reflective of the Company’s successful initiatives to penetrate new high-growth markets, the release of a significant number of new products that are gaining market traction, an expanded sales force, solid operational execution and improved macro-economic conditions.

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

Fourth quarter 2010 GAAP net income of $13.7 million, or $0.22 per diluted share, compares to third quarter 2010 GAAP net income of $14.9 million, or $0.24 per diluted share, and GAAP net income of $4.1 million, or $0.07 per diluted share in the same period in 2009.  Fourth quarter 2010 non-GAAP net income of $14.5 million, or $0.23 per diluted share, compares to third quarter 2010 non-GAAP net income of $15.7 million, or $0.25 per diluted share, and non-GAAP net income of $8.7 million, or $0.14 per diluted share in the same period in 2009.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense, equipment impairment charges, proxy contest expenses, and the related tax effects.

For the year ended December 31, 2010, revenue was $297.4 million, compared to revenue of $218.9 million in 2009.  GAAP net income for 2010 was $50.7 million, or $0.81 per diluted share, compared with GAAP net income of $16.3 million, or $0.26 per diluted share in 2009.  Non-GAAP net income in 2010 was $53.8 million, or $0.85 per diluted share, compared with non-GAAP net income of $22.9 million, or $0.36 per diluted share in 2009.  Gross margins for 2010 were 57% compared to 52% in 2009.

 “Micrel generated solid fourth quarter results as both revenues and earnings per share were within our expected range,” commented Ray Zinn, President and CEO of Micrel.  “With the recovery of the semiconductor industry essentially complete, customer demand moderated in the fourth quarter.  Fourth quarter bookings seasonally declined from the third quarter levels, resulting in a book-to-bill ratio below one for the quarter.  However, the Company’s book-to-bill remained above one for the full year consistent with bookings being unusually high due to long lead times in the first half followed by softer demand and shorter (more normal) lead times in the second half.”

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

“These fourth quarter results wrapped up an excellent year for Micrel.  On an annual basis, earnings per diluted share was at an all-time record while revenues and net income were both at the second highest level in the history of the Company.  I remain pleased with our operational execution as full year gross margin of 57 percent increased substantially from the prior year. Our full year operating margin of 25.2 percent was at the highest level in a decade.  Importantly, operating income and net income continued to grow much faster than our revenue growth rate, reflecting our focus on controlling costs and the operating leverage inherent our business model.  The strong financial and operational performance we delivered in 2010 has enabled us to further improve Micrel’s balance sheet.  Cash, cash equivalents and short term investments increased more than 50 percent during the year to $109 million and cash flows from operating activities of $73 million in 2010 nearly doubled compared to the prior year.  Our strong balance sheet continues to provide Micrel with significant financial flexibility to enhance long-term shareholder value.  In addition to maintaining our quarterly cash dividend, during 2010, we repurchased 1.6 million shares of Micrel common stock for a total of $16.1 million.”

Outlook
Zinn continued, “Looking ahead, the higher than anticipated demand we experienced in the first half of 2010 and the resulting inventory build is expected to impact demand from our customers early in 2011.  As a result, we anticipate the sequential decrease in revenues normally experienced in the first quarter will likely be more pronounced in 2011.  However, we are pleased with the record number of new products we introduced last year.  Design wins in 2010 were up significantly compared to the prior year and we are happy with the traction our products are generating in popular consumer devices such as smart phones and tablets.  With the exception of the slower start in the first quarter, overall, we expect that 2011 will be another good year for Micrel.”

Based upon current backlog levels and demand estimates, the Company projects first quarter 2011 revenues will be lower by a range of 2 percent to 6 percent on a sequential basis.  Gross profit margin is expected to be approximately 56 percent.  In addition, the Company estimates that first quarter 2011 GAAP net income will be approximately $0.17 to $0.19 per diluted share.

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.035 per share of common stock.  The payment of this dividend will be made on February 23, 2011, to shareholders of record as of February 9, 2011.

Conference Call

The Company will host a conference call at 4:30 p.m. eastern time (1:30 p.m. Pacific time), on January 27, 2011.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the 2010 fourth quarter and full year financial results; discuss current business conditions and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing 877-941-1465.  For international callers, please dial 480-629-9644.  Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call.  A live webcast will also be available through www.investorcalendar.com.  An audio replay of the conference call will be available through February 3, 2011, by dialing 800-406-7325 or 303-590-3030, and entering access code number 4402938.  The webcast replay will also be available on the Company’s website at: http://www.micrel.com.

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, proxy contest expenses, restructuring and impairment charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.

-Financial Tables to Follow-

Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Net revenues	$75,637	$80,626	$61,231	$297,366	$218,887
Cost of revenues*	33,403	33,937	28,597	128,535	105,134
Gross profit	42,234	46,689	32,634	168,831	113,753
Operating expenses:
Research and development*	11,677	11,681	11,144	46,271	46,522
Selling, general and administrative*	11,852	12,770	10,047	47,590	37,325
Proxy contest expense	-	-	(550)	-	(550)
Equipment impairment and restructuring charges (credits)	-	-	6,514	-	6,514
Total operating expenses	23,529	24,451	27,155	93,861	89,811
Income from operations	18,705	22,238	5,479	74,970	23,942
Other income (expense):
Interest income	150	146	151	566	828
Interest expense	(32)	(49)	(96)	(223)	(272)
Other income	34	40	47	149	132
Total other income	152	137	102	492	688
Income before income taxes	18,857	22,375	5,581	75,462	24,630
Provision for income taxes	5,136	7,455	1,501	24,754	8,336
Net income	$13,721	$14,920	$4,080	$50,708	$16,294

Net income per share:
Basic	$0.22	$0.24	$0.07	$0.82	$0.26
Diluted	$0.22	$0.24	$0.07	$0.81	$0.26

Shares used in computing per share amounts:
Basic	61,501	61,936	62,338	62,030	63,576
Diluted	62,559	62,311	62,409	62,557	63,644

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$209	$197	$200	$798	$670
Research and development	499	453	486	1,808	1,619
Selling, general and administrative	580	550	559	2,119	1,675

 Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

GAAP Net income	$13,721	$14,920	$4,080	$50,708	$16,294
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	209	197	200	798	670
Research and development	499	453	486	1,808	1,619
Selling, general and administrative	580	550	559	2,119	1,675
Proxy contest expense	-	-	(550)	-	(550)
Equipment impairment and restructuring charges (credits)	-	-	6,514	-	6,514
Tax effect of adjustments to GAAP income	(549)	(381)	(2,579)	(1,657)	(3,302)
Total Adjustments to GAAP Net Income	739	819	4,630	3,068	6,626
Non-GAAP income**	$14,460	$15,739	$8,710	$53,776	$22,920

Non-GAAP shares used in computing non-GAAP income per share (in thousands):
Basic	61,501	61,936	62,338	62,030	63,576
Diluted*	62,823	62,641	62,538	62,927	63,729

GAAP income per share - Basic	$0.22	$0.24	$0.07	$0.82	$0.26
Total Adjustments to GAAP Net Income	$0.02	$0.01	$0.07	$0.05	$0.10
Non-GAAP income per share - Basic	$0.24	$0.25	$0.14	$0.87	$0.36

GAAP income per share - Diluted	$0.22	$0.24	$0.07	$0.81	$0.26
Total Adjustments to GAAP Net Income	$0.01	$0.01	$0.07	$0.04	$0.10
Non-GAAP income per share - Diluted*	$0.23	$0.25	$0.14	$0.85	$0.36

* Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

** Non-GAAP results were reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, proxy contest expenses, equipment impairment, restructuring charges or credits, other income related to litigation settlements and their related tax-effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

 Micrel Reports 2010 Fourth Quarter and Full Year-End Financial Results
January 27, 2011

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$109,235	$70,898
Accounts receivable, net	34,131	26,330
Inventories	36,709	34,191
Income taxes receivable	6,547	4,011
Deferred income taxes	25,022	18,465
Other current assets	2,718	1,449
Total current assets	214,362	155,344

LONG-TERM INVESTMENTS	12,166	12,692
PROPERTY, PLANT AND EQUIPMENT, NET	64,517	67,644
INTANGIBLE ASSETS, NET	255	509
DEFERRED INCOME TAXES	9,740	9,381
OTHER ASSETS	1,413	388
TOTAL	$302,453	$245,958

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,672	$15,342
Deferred income on shipments to distributors	38,646	23,405
Current portion of Long-term debt	2,857	8,571
Other current liabilities	11,973	5,760
Total current liabilities	73,148	53,078

LONG-TERM DEBT	-	2,857
LONG-TERM TAXES PAYABLE	5,664	4,672

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	223,641	185,351
TOTAL	$302,453	$245,958